Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CITIZENS FINANCIAL GROUP, INC.

Pursuant to the provisions of §242 and §245 of the

General Corporation Law of the State of Delaware

FIRST: The present name of the corporation is Citizens Financial Group, Inc. (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 21, 1984.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for (the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of §228, 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate shall become effective as of August 22, 2014 (the “Effective Time”).

ARTICLE 1

NAME

Section 1.01. Name. The name of the corporation is Citizens Financial Group, Inc. (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND AGENT

Section 2.01. Address and Name. The address of its registered office in the State of Delaware is 2711 Centerville Road, Ste. 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Corporation Service Company.

ARTICLE 3

PURPOSE AND POWERS

Section 3.01. Purpose and Powers. The purpose for which the Corporation is organized is to act as a bank holding company, to act as a savings and loan holding company, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4

CAPITAL STOCK

Section 4.01. Authorized Shares.

(a) Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,100,000,000, consisting of 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, par value $25.00 per share (the “Preferred Stock”).

Upon this Certificate of Incorporation becoming effective pursuant to Delaware Law at the Effective Time, each share of Common Stock of the Corporation issued immediately prior to the Effective Time will be reclassified into 165,582 issued, fully paid and nonassessable shares of Common Stock, without any action required on the part of the Corporation or the holders of such Common Stock. No fractional shares of Common Stock will be issued in connection with the reclassification of shares of Common Stock provided herein. In lieu of fractional shares, holders of such Common Stock will receive a cash payment equal to the fair value of such fractional shares, as determined in good faith by the Board of Directors of the Corporation (the “Board of Directors”). From and after the Effective Time, stock certificates representing the Common Stock issued immediately prior to the Effective Time, if any, shall represent the number of whole shares of Common Stock into which such Common Stock shall have been reclassified pursuant to this Certificate of Incorporation.

(b) Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemptions, redemption prices and liquidation preferences with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

Section 4.02. Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

Except as otherwise required by law, holders of any class or series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock).

Section 4.03. Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property of the Corporation or shares of stock of the Corporation, such dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.

Section 4.04. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

ARTICLE 5

BYLAWS

Section 5.01. Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE 6

BOARD OF DIRECTORS

Section 6.01. Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

Section 6.02. Number of Directors. The number of directors that shall constitute the Board of Directors shall, as of the Effective Time, consist of not less than five nor more than twenty-five persons. The exact number of directors that shall constitute the Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.

Section 6.03. Election of Directors. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

Section 6.04. Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until the next election of directors.

Section 6.05. Removal. Any director may be removed, with or without cause, by an affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

Section 6.06. Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Section 4.01 hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

ARTICLE 7

MEETINGS OF STOCKHOLDERS

Section 7.01. Annual Meetings. An annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

Section 7.02. Special Meetings. For so long as The Royal Bank of Scotland Group plc (“Parent”) continues to beneficially own, directly or indirectly, securities representing at least 50% of the total voting power of all the then outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, special meetings of the stockholders may be called by a majority of the total voting power of all the then outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the date on which Parent ceases to beneficially own, directly or indirectly, securities representing at least 50% of the total voting power of all the then outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, special meetings of the stockholders may be called only by or at the direction of the chairman of the Board of Directors, the chief executive officer of the Corporation or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Section 4.01 hereto, special meetings of holders of such Preferred Stock.

Section 7.03. Action by Written Consent. For so long as Parent continues to beneficially own, directly or indirectly, securities representing at least 50% of the total voting power of all the then outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, any action required or permitted to be taken at any annual or special meeting of stockholders may be effected by written consent without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all securities entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. From and after the date on which Parent ceases to beneficially own, directly or indirectly, securities representing at least 50% of the total voting power of all the then outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, any action required or permitted to be taken at any annual or special meeting of stockholders may be effected only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting. Notwithstanding the foregoing, holders of one or more classes or series of Preferred Stock may, to the extent permitted by and pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Section 4.01 hereto, take action by written consent.

ARTICLE 8

INDEMNIFICATION

Section 8.01. Limited Liability. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law. Neither the amendment nor the repeal of this Article 8 shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article 8, would accrue or arise, prior to such amendment or repeal.

Section 8.02. Right to Indemnification.

(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

Section 8.03. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

Section 8.04. Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

Section 8.05. Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 9

MISCELLANEOUS

Section 9.01. Certain Acknowledgement. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives affiliated with Parent and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation and (b) Parent and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article 9 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of Parent or its Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 9.02. Competition and Corporate Opportunities; Renouncement. None of Parent or any of its Affiliates (the Persons (as defined below) identified above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.03 hereof. Subject to Section 9.03, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not provide notice of such corporate opportunity to the Corporation.

Section 9.03. Allocation of Corporate Opportunities. The Corporation does not renounce its interest in any corporate opportunity offered to any director affiliated with Parent if such opportunity is offered to such person in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.02 hereof shall not apply to any such corporate opportunity.

Section 9.04. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article 9, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c)is one in which the Corporation has no interest or reasonable expectancy.

Section 9.05. Certain Definitions. For purposes of this Article 9, (a) “Affiliate” shall mean (i) in respect of Parent, any Person that, directly or indirectly, is controlled by Parent, controls Parent or is under common control with Parent and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation) and (ii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (b) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 9.06. Notice of this Article. To the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 9.

ARTICLE 10

SEVERABILITY

Section 10.01. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE 11

FORUM

Section 11.01. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law or regulation, including the rules of any exchange on which the Company’s securities are listed, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware Law, this Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 11.

ARTICLE 12

AMENDMENTS

Section 12.01. Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, from and after the date on which Parent ceases to beneficially own, directly or indirectly, securities representing at least 50% of the total voting power of all the then outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, the provisions set forth in Section 4.02 and Articles 6, 7, 8, 9 and Article 12 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Section 4.02 and Articles 6, 7, 8, 9 and 12, unless such action is approved by the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 22nd day of August, 2014.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Robin S. Elkowitz

	Name:	Robin S. Elkowitz
	Title:	Executive Vice President & Secretary